EXHIBIT (a)(1)(i)

EXHIBIT (a)(1)(i)

These announcements are not offers to purchase or solicitations of offers to sell Shares. Each Offer is made only by the Combined Offer to Purchase dated May 19, 2003, and the related Letter of Transmittal.
Neither Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws.

Merrill Lynch Senior Floating Rate Fund, Inc.
Notice of Offer to Purchase for Cash 50,000,000 of its Issued and Outstanding Shares at Net Asset Value Per Share

Merrill Lynch Senior Floating Rate Fund II, Inc.
Notice of Offer to Purchase for Cash 10,000,000 of its Issued and Outstanding Shares at Net Asset Value Per Share

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE FOR EACH OFFER ARE 4:00 P.M., EASTERN TIME, ON TUESDAY, JUNE 17, 2003, UNLESS EXTENDED.

Merrill Lynch Senior Floating Rate Fund, Inc. (“SFR I”) is offering to purchase 50,000,000 of its issued and outstanding shares of common stock par value $.10 per share (the “SFR I Shares”) at a price equal to their net asset value (“SFR I NAV”) less any applicable early withdrawal charge as of the close of the New York Stock Exchange on the Expiration Date, June 17, 2003, unless extended, upon the terms and conditions set forth in the Combined Offer to Purchase dated May 19, 2003 (the “SFR I Offer”). The SFR I NAV on May 14, 2003, was $8.37 per Share.

Merrill Lynch Senior Floating Rate Fund II, Inc. (“SFR II”) is separately offering to purchase 10,000,000 of its issued and outstanding shares of common stock par value $.10 per share (the “SFR II Shares”) at a price equal to their net asset value (“SFR II NAV”) less any applicable early withdrawal charge as of the close of the New York Stock Exchange on the Expiration Date, June 17, 2003, unless extended, upon the terms and conditions set forth in the Combined Offer to Purchase dated May 19, 2003 (the “SFR II Offer”). The SFR II NAV on May 14, 2003, was 9.09 per Share.

The purpose of each Offer is to provide liquidity to each Fund’s respective stockholders since neither Fund is aware of any secondary market that exists for its Shares. Neither Offer is conditioned upon the tender of any minimum number of Shares, or the other Offer.

If more than 50,000,000 SFR I Shares or 10,000,000 SFR II Shares are duly tendered prior to the expiration of the SFR I Offer or the SFR II Offer, respectively, assuming no changes in the factors originally considered by each Fund’s Board of Directors when it determined to make the Offer, the applicable fund will either (1) extend its Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase 50,000,000 SFR I Shares or 10,000,000 SFR II Shares, as applicable (or such larger number of Shares sought), on a pro rata basis.

Shares tendered pursuant to either Offer may be withdrawn at any time prior to 4:00 p.m., Eastern time, on Tuesday, June 17, 2003, unless the Offer is extended, and, if not yet accepted for payment by the applicable fund, Shares may also be withdrawn after July 15, 2003.

The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Combined Offer to Purchase and is incorporated herein by reference.

The Combined Offer to Purchase and the related Letter of Transmittal for each Fund contain important information that should be read carefully before any decision is made with respect to an Offer.

Questions and requests for assistance, for current SFR I NAV or SFR II NAV quotations or for copies of the Combined Offer to Purchase, Letter of Transmittal, and any other tender offer documents, may be directed to Financial Data Services, Inc. (“FDS”) at the address and telephone number below. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to FDS. Stockholders who do not own Shares directly should effect a tender through their broker, dealer or nominee. For example, stockholders who purchased Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated should effect tenders through their Financial Advisor.

1-800-MER-FUND 1-800-637-3863

Mail to:	Financial Data Services, Inc. P.O. Box 45289, Jacksonville, FL 32232-5289
[ ] Please send me Merrill Lynch Senior Floating Rate Fund, Inc. Tender Offer materials
[ ] Please send me Merrill Lynch Senior Floating Rate Fund II, Inc. Tender Offer materials

Name ____________________________	Address ____________________________________
Business Phone ____________________	City _______________________________________
Home Phone _______________________	State _________________________	Zip ________

Merrill Lynch clients, please give the name and office address of your Financial Advisor: _________________________________________________________________________

May 19, 2003	[LOGO] Merrill Lynch Investment Managers